EX-99.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our name in the N-14 filing to be filed on or about March 29, 2010 for the Pennsylvania Avenue Event-Driven Fund, (the Fund), a series of the Pennsylvania Avenue Funds.

Abington, Pennsylvania
March 29, 2010